EXHIBIT 99

Name and Address of Reporting Person:

Garry K. McGuire

211 Mt. Airy Road

Basking Ridge, New Jersey 07920

Issuer Name and Ticker Symbol:

Avaya Inc. [AV]

Date of Earliest Transaction Required to be Reported:

11/01/2006

On November 1, 2006, pursuant to a Rule 10b5-1 plan previously entered into by the reporting person, 34,000 stock options held by the reporting person were exercised and the underlying shares of common stock were sold at prices ranging from $12.56 to $12.78 per share.  Set forth below is a list of sales that were executed along with the corresponding selling prices:

Qty   Price

400  12.71

100  12.72

1200  12.59

1400  12.58

7300  12.62

1200  12.57

600  12.56

3900  12.63

900  12.69

2200  12.61

1500  12.68

600  12.60

2800  12.65

3900  12.66

2400  12.67

1100  12.64

600  12.73

500  12.74

200  12.78

300  12.70

300  12.75

600  12.76